333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Copper & Gold Inc. Announces
Resumption of Open Pit Operations at PT Freeport Indonesia

PHOENIX, AZ, June 24, 2013 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) today announced that PT Freeport Indonesia (PT-FI) has resumed open pit mining and concentrating activities at its Grasberg operations in Papua, Indonesia following approval from Indonesia's Department of Energy and Mineral Resources (DEMR) on June 21, 2013. The resumption of production activities is being conducted in a phased approach. Open pit and milling operations have commenced initially and underground operations are expected to be ramped up upon further approvals and inspections from the DEMR. PT-FI has conducted safety inspections throughout its operations and is working cooperatively with government authorities to resume underground operations as soon as practical.
Although the May 14, 2013 tragic accident occurred outside the area of mining operations, PT-FI temporarily suspended mining and processing activities at the Grasberg complex out of respect for and in sympathy of the deceased and injured workers and their families, and to conduct inspections of its facilities in coordination with Indonesian government authorities.
James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer of FCX, said: “We again offer our deepest condolences to the families of our deceased and injured workers. We express our appreciation to the Government of Indonesia for its thorough review of these matters and reiterate our commitment to the highest international standards for worker safety. This was an unprecedented event in our more than 40-year history of operations in Papua and we are taking all actions required to prevent future incidents and to assure the safety of our workforce.”
For the period between May 15, 2013 and June 21, 2013, the estimated impact on PT-FI production approximated 115 million pounds of copper and 115,000 ounces of gold (approximately 3 million pounds of copper and 3,000 ounces of gold per day for the 38 day period). The impact of the ongoing suspension of underground operations approximates 1 million pounds of copper and 1,000 ounces of gold per day. PT-FI is actively working with government authorities on a return to full operations and will update its production outlook as additional information becomes available.
FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle Ford and Haynesville shale plays and an industry leading position in the emerging shallow water, ultra-deep gas

Freeport-McMoRan Copper & Gold                             1

trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.  Additional information about FCX is available on FCX's website at www.fcx.com.
------------------------------------------------------------------------
Cautionary Statement Regarding Forward Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as those statements regarding the impact of the ongoing suspension of underground operations. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the outcome of the investigation of the tunnel collapse in the underground training facility at PT-FI and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

# # #

Freeport-McMoRan Copper & Gold                             2